January 2015
Pricing Sheet dated January 14, 2015 relating to Preliminary Terms No. 96 dated January 14, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due September 5, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – JANUARY 14, 2015
Issuer:	Morgan Stanley
Maturity date:	September 5, 2017
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:	$2,500,000
Payment at maturity:
•     If the final index value is greater than the initial index value:
$1,000 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•     If the final index value is less than or equal to the initial index value:
$1,000 x the index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Maximum payment at maturity:	$1,760 per PLUS (176% of stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	252.7290, which is the official settlement price of the underlying commodity index on January 13, 2015
Final index value:	The official settlement price of the underlying commodity index on the valuation date
Valuation date:	August 30, 2017, subject to adjustment for non-index business days and certain market disruption events
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	January 14, 2015
Original issue date:	January 21, 2015 (4 business days after the pricing date)
CUSIP:	61762GCW2
ISIN:	US61762GCW24
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$1,014.50 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$1,000	$5(1)
		$5(2)	$990
Total	$2,500,000	$25,000	$2,475,000
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 96 dated January 14, 2015

Prospectus Supplement for PLUS dated November 19, 2014	Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.